                                                                EXHIBIT 5.01


                          OPINION OF FENWICK & WEST LLP

                                October 18, 1999


Macromedia, Inc.
600 Townsend Street
San Francisco, CA  94103


Gentlemen/Ladies:


         At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission (the "COMMISSION") on or about October 18, 1999 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,090,010 shares of your Common Stock (the "STOCK") to be sold by you pursuant to (a) options for up to 2,100,000 shares of Stock outstanding under your 1992 Equity Incentive Plan (the "1992 PLAN");
(b) options for up to 182,000 shares of Stock outstanding under your 1999 Stock Option Plan (the "1999 PLAN"); (c) options for up to 418,000 shares of Stock to be granted by you under the 1999 Plan; (d) options for 275,000 shares of Stock outstanding that were granted outside of your option plans (the "Non-Plan Options"); and (e) options for up to 115,010 shares of Stock subject to issuance by you upon the exercise of outstanding stock options of ESI Software, Inc. ("ESI") under ESI's 1996 Equity Incentive Plan (the "ESI Plan") that have been assumed by you (the "Assumed Options"), pursuant to the Agreement and Plan of Reorganization dated as of July 8, 1999, as amended, among you, ESI and Dynamo Acquisition Corp., your wholly-owned subsidiary (the "Merger Agreement").

         In rendering this opinion, we have examined the following:

         (1) the 1992 Plan and the forms of Stock Option Grant, Exercise Agreement and related documents used by you in connection with such plan;

         (2) the 1999 Plan and the forms of Stock Option Grant, Exercise Agreement and related documents used by you in connection with such plan;

         (3)  the ESI Plan and the related stock option agreements;

         (4)  the stock option agreements governing the Non-Plan Options;

         (5) the Registration Statement, together with the Exhibits filed as a part thereof;

         (6) the Prospectuses prepared in connection with the Registration Statement;

         (7)  the Merger Agreement;

         (8) the minutes (including draft minutes) of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books in our possession;

         (9) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations;

         (10) your registration statement on Form 8-A (File Number 00022688) filed with the Commission on October 22, 1993, as amended on Form 8-A/A filed with the Commission on October 5, 1999; and

         (11) the stock records that you have provided to us (consisting of a verification letter from your transfer agent dated October 14, 1999 verifying the number of your issued and outstanding shares of capital stock and a list of option holders respecting your capital stock that was prepared by you and dated October 15, 1999.

         We have also confirmed the continued effectiveness of your registration under the Securities Exchange Act of 1934, as amended, by telephone call to the offices of the Commission, and have confirmed your eligibility to use Form S-8.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization and execution and delivery of all documents where due authorization and execution and delivery are prerequisites to the effectiveness thereof.

         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; HOWEVER, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

         We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and the State of California and (without reference to case law or secondary sources) the existing Delaware General Corporation Law.

         Based upon the foregoing, it is our opinion that (a) the up to 2,100,000 shares of Stock to be issued and sold by you pursuant to the stock options granted under the 1992 Plan, when issued and sold in accordance with the manner referred to in the relevant Prospectus associated with the Registration Statement, the 1992 Plan and accompanying stock option agreements; (b) the up to 182,000 shares of Stock to be issued and sold by you pursuant to the stock options granted under the 1999 Plan, when issued and sold in accordance with the manner referred to in the relevant Prospectus associated with the Registration Statement, the 1999 Plan and accompanying stock option agreements; (c) the up to 418,000 shares of Stock to be issued and sold by you pursuant to the stock options to be granted under the 1999 Plan, when issued and sold in accordance with the manner referred to in the relevant Prospectus associated with the Registration Statement, the 1999 Plan and accompanying stock option agreements; (d) the up to 275,000 shares of Stock to be issued and sold by you pursuant to the Non-Plan Options, when issued and sold in accordance with the manner referred to in the relevant Prospectus associated with the Registration Statement and the stock option agreements governing the Non-Plan Options; and (e) the up to 115,010 shares of Stock to be issued and sold by you upon the exercise of the Assumed Options, when issued and sold in accordance with the manner referred to in the relevant Prospectus associated with the Registration Statement, the ESI Plan and the stock option agreements entered into thereunder will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

         This opinion speaks only as of its date and is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.


                                       Very truly yours,


                                       /s/  FENWICK & WEST LLP